Exhibit 10.5

[Quiksilver, Inc. Letterhead]

January 22, 2013

Mr. Robert B. McKnight, Jr.

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Dear Bob:

Re:	Surrender, Cancellation and Amendment of Quiksilver, Inc. Restricted Stock Unit Award

On November 13, 2012, you were granted a restricted stock unit award (the “November 2012 Grant”) with respect to 1,200,000 shares of common stock of Quiksilver, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Company’s 2000 Stock Incentive Plan, as amended and restated (the “Plan”). The purpose of this letter is to set forth our agreement as to the surrender and cancellation of a portion of the November 2012 Grant, and the corresponding amendment of the related award agreement, a copy of which is attached hereto as Exhibit A (the “November 2012 RSU Agreement”).

As you know, the Board of Directors of the Company (the “Board”) previously amended the Plan in February 2012 to clarify that the individual share limit under the Plan, which provides that no one person participating in the Plan may receive awards under the Plan for more than 800,000 shares of the Company’s common stock in the aggregate during any one calendar year period (this annual limit is referred the “162(m) Limit”), does not apply to awards that are intended to be exempt from Section 162(m) of the Internal Revenue Code of 1986. As we have discussed, the November 2012 Grant was not intended to be exempt from Section 162(m) and accordingly, the 162(m) Limit does not apply to the grant. However, to remove any doubt raised by purported stockholder derivative actions that, among other matters, have challenged the validity of the November 2012 Grant, you have agreed to surrender to the Company for cancellation 400,000 restricted stock units representing the portion of the November 2012 Grant which exceeded the 162(m) Limit (the “Surrendered RSUs”). Each of the Surrendered RSUs is hereby voluntarily surrendered by you and cancelled by the Company.

This letter agreement also serves to amend your November 2012 RSU Agreement, effective immediately, to reduce the number of restricted stock units under the November 2012 RSU Agreement from 1,200,000 to 800,000. You agree that you have no further rights with respect to the Surrendered RSUs.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement where indicated below and returning the signed copy to me.

Sincerely,

[Name]
[Title]

Acknowledged and Agreed:

By:
Robert B. McKnight, Jr.

EXHIBIT A

NOVEMBER 2012 RSU AGREEMENT

(See attached)